EXHIBIT 99.1

Press Release

For Immediate Release

Salt Lake City, Utah

     Comet Technologies, Inc., a Nevada corporation (OTCBB -"COMT") has announced that on May 11, 2006, it entered into a Stock Exchange Agreement with American California Pharmaceutical Group, Inc. (ACPG), and ACPG's shareholders, providing for the acquisition of ACPG in a reverse acquisition. The transaction is expected to close in the end of May, subject to the satisfaction of certain conditions.

     ACPG is a California company that owns all of Harbin Tian Di Ren Medical Science and Technology Company ("TDR"), a limited liability company organized in Heilongjiang Province, the People's Republic of China (PRC), and
headquartered in the city of Harbin.   Through TDR and TDR's subsidiaries,
ACPG is engaged in the development, manufacture and marketing of over-the-counter nutritional supplements and plant and herb-based medicinal products, in the PRC, Hong Kong and other countries.

     Under the terms of the Exchange Agreement, at closing, Comet will issue 10,193,377 shares of its common stock to the shareholders of ACPG in exchange for all of the capital stock of ACPG. Following the acquisition, there will
be a total of  10,960,620  shares of common stock outstanding.   At the
closing, the current officers and directors, Jack M. Gertino and Richard Stuart, will resign, and Liu Yan-qing, Han Xiao-yan and Wang Hai-Feng, officers of ACPG and TDR, will be appointed as directors, and President and
CEO, CFO and Secretary Treasurer, respectively, of Comet.   Messrs. Gertino
and Stuart will serve as consultants to Comet following the closing.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995:
The statements in this press release that relate to the Company's expectations in the future with respect to transactions, sources of capital or operations, operating results or strategies, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Such statements are made by the Company based on knowledge of the circumstances at the present time, but the results anticipated by any and all of these forward-looking statements may not occur or may differ materially from the statements expressed.